Exhibit (a)(1)(G)

FORM OF COMMUNICATION

CONFIRMATION OF RECEIPT OF NOTICE OF WITHDRAWAL

RETRACTABLE TECHNOLOGIES, INC.

OFFER TO EXCHANGE STOCK OPTIONS

 CONFIRMATION OF RECEIPT OF NOTICE OF WITHDRAWAL

Date:

To:

From:	Retractable Technologies, Inc.
Re:	Confirmation of Receipt of Notice of Withdrawal

This message confirms that we have received your Notice of Withdrawal. If the Notice of Withdrawal is properly completed and signed, this means that you have withdrawn all of your Eligible Options and you have revoked your prior acceptance of our Exchange Offer. You will not receive any New Options and you will retain your Eligible Options previously tendered for exchange with their existing terms, exercise prices, vesting schedules, and other terms and conditions.

You should direct questions about the Exchange Offer or requests for assistance (including requests for additional copies of the Offering Memorandum, the Election Form or other documents relating to this Exchange Offer) to Mr. Douglas W. Cowan, by hand, by interoffice mail, by facsimile to (972) 292-1630, by regular or overnight mail to Retractable Technologies, Inc., Attention: Mr. Douglas W. Cowan, 511 Lobo Lane, Little Elm, TX 75068, or by email to rtifinancial@vanishpoint.com.